Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2022 RESULTS

●	2Q22 EPS of $9.49
●	2Q22 Net Income and EBITDA of $380.7 million and $536.0 million, respectively
●	Year-over-year increase in 2Q22 consolidated operating income driven by China service strength
●	Repurchased approximately 1.6 million shares in 2Q22

HONOLULU, Hawaii (August 1, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $380.7 million, or $9.49 per diluted share, for the quarter ended June 30, 2022. Net income for the quarter ended June 30, 2021 was $162.5 million, or $3.71 per diluted share. Consolidated revenue for the second quarter 2022 was $1,261.1 million compared with $874.9 million for the second quarter 2021.

“Matson performed well in the second quarter 2022 with higher year-over-year operating income in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services as volume for e-commerce, garments and other goods remained elevated. The increase in consolidated operating income year-over-year was driven by continued strength in the China service. Currently in the Transpacific tradelane, we are seeing solid demand for our China service as China’s factory production continues to recover from the COVID-19-related supply chain challenges. However, in recent weeks we have seen a gradual decline in the Transpacific freight rate environment off the highs experienced earlier this year. This indicates that rates have likely peaked for now, and, at this time, we expect an orderly marketplace for the remainder of the year with our vessels continuing to operate at or near capacity and earning a significant rate premium to the market because of our differentiated, fast ocean services. To this end, we continue to expect to operate the CCX service through the October peak season this year.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw continued strength in Alaska with higher year-over-year volume and softer volumes in Hawaii and Guam compared to the year ago period. In Logistics, operating income increased year-over-year with strength across all of the business lines as we continued to see favorable supply and demand fundamentals in our core markets.”

Second Quarter 2022 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the second quarter 2022 was 1.5 percent lower year-over-year. The decrease was primarily due to lower retail-related demand. During the quarter, we saw continued improvement in the Hawaii economy supported by strong domestic tourist arrivals and a modest improvement in international tourist trends. In the near-term, we expect continued economic recovery in Hawaii from the pandemic supported by an improving unemployment rate and increasing tourism traffic, but there are negative trends from a combination of economic effects that create uncertainty in the economic growth trajectory. The negative trends include weakening economic conditions in the U.S. and global economies and lower household discretionary income as a result of high inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income.

In China, the Company’s container volume in the second quarter 2022 increased 11.7 percent year-over-year. The increase was a result of four more eastbound voyages than the prior year. Volume demand in the quarter was driven by e-commerce, garments and other goods. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index in the second quarter 2022 and achieved average freight rates that were considerably higher than in the year ago period. Currently in the Transpacific tradelane, we are seeing solid demand for our China service as China’s factory production continues to recover from the COVID-19-related supply chain challenges. However, in recent weeks we have seen a gradual decline in the Transpacific freight rate environment off the highs experienced earlier this year. This indicates that rates have likely peaked for now, and, at this time, we expect an orderly marketplace for the remainder of the year with our vessels continuing to operate at or near capacity and earning a significant rate premium to the market because of our differentiated, fast ocean services. To this end, we continue to expect to operate the CCX service through the October peak season this year.

In Guam, the Company’s container volume in the second quarter 2022 decreased 7.0 percent year-over-year primarily due to lower retail-related demand. In the near-term, we expect the Guam economy to continue to benefit from a recovery in tourism, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

In Alaska, the Company’s container volume for the second quarter 2022 increased 12.2 percent year-over-year primarily due to (i) higher northbound volume primarily due to higher retail-related demand and an additional sailing and (ii) higher volume from Alaska-Asia Express (“AAX”). In the near-term, we expect the Alaska economy to benefit from the resumption of summer tourism and increased energy-related exploration and production activity as a result of elevated oil prices, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

The contribution in the second quarter 2022 from the Company’s SSAT joint venture investment was $24.7 million, or $11.9 million higher than the second quarter 2021. The increase was primarily driven by higher other terminal revenue.

Logistics: In the second quarter 2022, operating income for the Company’s Logistics segment was $23.1 million, or $10.2 million higher compared to the level achieved in the second quarter 2021. The increase was due primarily to higher contributions from all services as we continued to see favorable supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended June 30, 2022 compared with 2021

	Three Months Ended June 30,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$1,049.2	$682.9	$366.3	53.6%
Operating costs and expenses	(579.2)	(481.9)	(97.3)	20.2%
Operating income	$470.0	$201.0	$269.0	133.8%
Operating income margin	44.8%	29.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	39,200	39,800	(600)	(1.5)%
Hawaii automobiles	10,600	12,700	(2,100)	(16.5)%
Alaska containers	22,100	19,700	2,400	12.2%
China containers	48,700	43,600	5,100	11.7%
Guam containers	5,300	5,700	(400)	(7.0)%
Other containers (2)	6,200	5,200	1,000	19.2%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $366.3 million, or 53.6 percent, during the three months ended June 30, 2022, compared with the three months ended June 30, 2021. The increase was primarily due to higher revenue in China and higher fuel-related surcharge revenue primarily due to higher energy prices. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume.

On a year-over-year FEU basis, Hawaii container volume decreased 1.5 percent primarily due to lower retail-related volume; Alaska volume increased 12.2 percent primarily due to (i) higher northbound volume primarily due to higher retail-related demand and an additional sailing and (ii) higher volume from AAX; China volume was 11.7 percent higher as a result of four more eastbound voyages than the prior year; Guam volume was 7.0 percent lower primarily due to lower retail-related demand; and Other containers volume increased 19.2 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $269.0 million during the three months ended June 30, 2022, compared with the three months ended June 30, 2021. The increase was primarily due to considerably higher average freight rates and higher volume in China and a higher contribution from SSAT, partially offset by higher fuel-related expenses, net of fuel-related surcharge recovery, and higher operating costs and expenses primarily due to the CLX+ and CCX services.

The Company’s SSAT terminal joint venture investment contributed $24.7 million during the three months ended June 30, 2022, compared to a contribution of $12.8 million during the three months ended June 30, 2021. The increase was primarily driven by higher other terminal revenue.

Ocean Transportation — Six months ended June 30, 2022 compared with 2021

	Six Months Ended June 30,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$1,993.1	$1,243.4	$749.7	60.3%
Operating costs and expenses	(1,106.9)	(928.3)	(178.6)	19.2%
Operating income	$886.2	$315.1	$571.1	181.2%
Operating income margin	44.5%	25.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	74,700	75,500	(800)	(1.1)%
Hawaii automobiles	19,200	23,400	(4,200)	(17.9)%
Alaska containers	42,900	37,000	5,900	15.9%
China containers	95,300	84,700	10,600	12.5%
Guam containers	10,800	10,700	100	0.9%
Other containers (2)	11,500	9,200	2,300	25.0%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $749.7 million, or 60.3 percent, during the six months ended June 30, 2022, compared with the six months ended June 30, 2021. The increase was primarily due to higher revenue in China, higher fuel-related surcharge revenue primarily due to higher energy prices, and higher revenue in Alaska. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume. The higher revenue in Alaska was primarily the result of higher volume.

On a year-over-year FEU basis, Hawaii container volume decreased 1.1 percent primarily due to lower retail-related demand; Alaska volume increased 15.9 percent primarily due to (i) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking, (ii) higher volume from AAX and (iii) higher southbound volume primarily due to higher seafood volume; China volume was 12.5 percent higher as a result of nine more eastbound voyages than the prior year; Guam volume was 0.9 percent higher primarily due to higher retail-related demand; and Other containers volume increased 25.0 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $571.1 million during the six months ended June 30, 2022, compared with the six months ended June 30, 2021. The increase was primarily due to considerably higher average freight rates and higher volume in China and a higher contribution from SSAT, partially offset by higher fuel-related expenses, net of fuel-related surcharge recovery, and higher operating costs and expenses primarily due to the CLX+ and CCX services.

The Company’s SSAT terminal joint venture investment contributed $58.7 million during the six months ended June 30, 2022, compared to a contribution of $22.0 million during the six months ended June 30, 2021. The increase was primarily driven by higher other terminal revenue.

Logistics — Three months ended June 30, 2022 compared with 2021

	Three Months Ended June 30,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$211.9	$192.0	$19.9	10.4%
Operating costs and expenses	(188.8)	(179.1)	(9.7)	5.4%
Operating income	$23.1	$12.9	$10.2	79.1%
Operating income margin	10.9%	6.7%

Logistics revenue increased $19.9 million, or 10.4 percent, during the three months ended June 30, 2022, compared with the three months ended June 30, 2021. The increase was primarily due to higher supply chain management and transportation brokerage revenue.

Logistics operating income increased $10.2 million, or 79.1 percent, during the three months ended June 30, 2022, compared with the three months ended June 30, 2021. The increase was primarily due to higher contributions from all services.

Logistics — Six months ended June 30, 2022 compared with 2021

	Six Months Ended June 30,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$433.5	$343.3	$90.2	26.3%
Operating costs and expenses	(394.0)	(324.3)	(69.7)	21.5%
Operating income	$39.5	$19.0	$20.5	107.9%
Operating income margin	9.1%	5.5%

Logistics revenue increased $90.2 million, or 26.3 percent, during the six months ended June 30, 2022, compared with the six months ended June 30, 2021. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $20.5 million, or 107.9 percent, during the six months ended June 30, 2022, compared with the six months ended June 30, 2021. The increase was primarily due to higher contributions from all services.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $326.6 million from $282.4 million at December 31, 2021 to $609.0 million at June 30, 2022. Matson generated net cash from operating activities of $691.1 million during the six months ended June 30, 2022, compared to $238.8 million during the six months ended June 30, 2021. Capital expenditures totaled $68.4 million for the six months ended June 30, 2022, compared with $101.3 million for the six months ended June 30, 2021. Total debt decreased by $32.4 million during the six months to $596.6 million as of June 30, 2022, of which $531.6 million was classified as long-term debt. As of June 30, 2022 Matson had available borrowings under its revolving credit facility of $642.0 million.

During the second quarter 2022, Matson repurchased approximately 1.6 million shares for a total cost of $138.1 million. As of the end of the second quarter 2022, there were approximately 1.2 million shares remaining in the share repurchase program.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.31 per share payable on September 1, 2022 to all shareholders of record as of the close of business on August 4, 2022.

Teleconference and Webcast

A conference call is scheduled on August 1, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Monday, August 1, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI50173006aa0245ddae17cd86ba37457f

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, cash flow expectations and uses of cash and cash flow, supply chain challenges in China, terminal and port congestion on the U.S. West Coast, container dwell times, demand for consumer and retail-related goods, Transpacific freight rates and Matson’s rate premium, volume levels and demand for Matson’s China service, duration of CCX service, tourism levels, unemployment rates, energy-related exploration and production activity, economic recovery and drivers in Hawaii, Alaska and Guam, economic conditions in the U.S. and global economies, inflation, interest rates, personal and discretionary income, rail congestion, warehouse unit activity, refleeting initiatives and EBITDA contribution, capital expenditures, the costs and timing of liquified natural gas installations on certain vessels, labor contract renewals, timing and amount of contribution to Capital Construction Fund (“CCF”), federal and state cash tax savings, and share repurchase activity. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in economic conditions or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in a foreign shipping market, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Operating Revenue:
Ocean Transportation	$1,049.2	$682.9	$1,993.1	$1,243.4
Logistics	211.9	192.0	433.5	343.3
Total Operating Revenue	1,261.1	874.9	2,426.6	1,586.7

Costs and Expenses:
Operating costs	(728.4)	(615.6)	(1,432.1)	(1,160.3)
Income from SSAT	24.7	12.8	58.7	22.0
Selling, general and administrative	(64.3)	(58.2)	(127.5)	(114.3)
Total Costs and Expenses	(768.0)	(661.0)	(1,500.9)	(1,252.6)

Operating Income	493.1	213.9	925.7	334.1
Interest expense	(4.5)	(5.5)	(9.3)	(12.8)
Other income (expense), net	1.8	1.5	3.8	2.9
Income before Taxes	490.4	209.9	920.2	324.2
Income taxes	(109.7)	(47.4)	(200.3)	(74.5)
Net Income	$380.7	$162.5	$719.9	$249.7

Basic Earnings Per Share	$9.54	$3.74	$17.82	$5.75
Diluted Earnings Per Share	$9.49	$3.71	$17.69	$5.70

Weighted Average Number of Shares Outstanding:
Basic	39.9	43.5	40.4	43.4
Diluted	40.1	43.8	40.7	43.8

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$609.0	$282.4
Other current assets	503.7	422.1
Total current assets	1,112.7	704.5
Long-term Assets:
Investment in SSAT	93.1	58.7
Property and equipment, net	1,894.7	1,878.3
Goodwill	327.8	327.8
Intangible assets, net	175.8	181.1
Other long-term assets	554.5	542.7
Total long-term assets	3,045.9	2,988.6
Total assets	$4,158.6	$3,693.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$65.0	$65.0
Other current liabilities	567.1	547.4
Total current liabilities	632.1	612.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	517.9	549.7
Deferred income taxes	433.8	425.2
Other long-term liabilities	441.2	438.4
Total long-term liabilities	1,392.9	1,413.3

Total shareholders’ equity	2,133.6	1,667.4
Total liabilities and shareholders’ equity	$4,158.6	$3,693.1

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2022	2021
Cash Flows From Operating Activities:
Net income	$719.9	$249.7
Reconciling adjustments:
Depreciation and amortization	71.1	67.9
Amortization of operating lease right of use assets	75.3	49.2
Deferred income taxes	9.4	15.2
Share-based compensation expense	10.5	9.5
Income from SSAT	(58.7)	(22.0)
Distribution from SSAT	26.3	21.0
Other	(0.7)	(1.0)
Changes in assets and liabilities:
Accounts receivable, net	(37.6)	(60.2)
Deferred dry-docking payments	(14.7)	(17.4)
Deferred dry-docking amortization	12.9	12.6
Prepaid expenses and other assets	(48.3)	(38.7)
Accounts payable, accruals and other liabilities	4.5	3.7
Operating lease liabilities	(74.2)	(47.1)
Other long-term liabilities	(4.6)	(3.6)
Net cash provided by operating activities	691.1	238.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(11.4)	—
Other capital expenditures	(68.4)	(101.3)
Proceeds from disposal of property and equipment	0.8	1.7
Cash deposits into Capital Construction Fund	(10.7)	(31.2)
Withdrawals from Capital Construction Fund	10.7	31.2
Net cash used in investing activities	(79.0)	(99.6)

Cash Flows From Financing Activities:
Repayments of debt	(32.5)	(26.8)
Proceeds from revolving credit facility	—	241.9
Repayments of revolving credit facility	—	(313.7)
Payment of financing costs	—	(3.0)
Dividends paid	(25.0)	(20.2)
Repurchase of Matson common stock	(208.5)	—
Tax withholding related to net share settlements of restricted stock units	(19.5)	(14.4)
Net cash used in financing activities	(285.5)	(136.2)

Net Increase in Cash, Cash Equivalents and Restricted Cash	326.6	3.0
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	287.7	19.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$614.3	$22.7

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$609.0	$17.4
Restricted Cash	5.3	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$614.3	$22.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$8.4	$10.4
Income tax payments, net of refunds	$211.7	$75.2

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$6.1	$7.7
Accrued dividends	$12.4	$13.2

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

EBITDA RECONCILIATION

	Three Months Ended
	June 30,			Last Twelve
(In millions)	2022	2021	Change	Months
Net Income	$380.7	$162.5	$218.2	$1,397.6
Add: Income taxes	109.7	47.4	62.3	369.7
Add: Interest expense	4.5	5.5	(1.0)	19.1
Add: Depreciation and amortization	34.9	32.9	2.0	136.9
Add: Dry-dock amortization	6.2	6.0	0.2	24.6
EBITDA (1)	$536.0	$254.3	$281.7	$1,947.9

	Six Months Ended
	June 30,
(In millions)	2022	2021	Change
Net Income	$719.9	$249.7	$470.2
Add: Income taxes	200.3	74.5	125.8
Add: Interest expense	9.3	12.8	(3.5)
Add: Depreciation and amortization	70.0	65.2	4.8
Add: Dry-dock amortization	12.9	12.6	0.3
EBITDA (1)	$1,012.4	$414.8	$597.6

(1)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.